Exhibit 99.1

Pennsylvania Real Estate Investment Trust 200 South Broad Street Philadelphia, PA 19102 www.preit.com
Phone: 215-875-0700 Fax: 215-546-7311 Toll Free: 866-875-0700

CONTACT: AT THE COMPANY

Robert McCadden

EVP & CFO

(215) 875-0735

Nurit Yaron

VP, Investor Relations

(215) 875-0735

PREIT Announces Quarterly Dividend

Philadelphia, PA, February 12, 2008 — Pennsylvania Real Estate Investment Trust (NYSE: PEI) announced today that its Board of Trustees has declared a quarterly cash dividend of $0.29 per common share. The dividend will be paid on March 16, 2009 to common shareholders of record on February 27, 2009. Since its initial dividend paid in August of 1962, the Company has never omitted a shareholder dividend.

Ronald Rubin, Chairman and Chief Executive Officer of the Company, said, “Given the current condition of the economy, the capital markets and the retail environment, we have set our distributions to preserve liquidity in an effort to maximize our financial flexibility. We believe this to be the most prudent course for the Company.”

The new quarterly amount equates to an annual dividend of $1.16 per common share, subject to REIT distribution requirements.

About Pennsylvania Real Estate Investment Trust

Pennsylvania Real Estate Investment Trust, founded in 1960 and one of the first equity REITs in the U.S., has a primary investment focus on retail shopping malls and power centers. Currently, the Company’s retail portfolio is approximately 34 million square feet and consists of 56 properties, including 38 shopping malls, 14 strip and power centers, and four properties under development. The Company’s properties are located in 13 states in the eastern half of the United States, primarily in the Mid-Atlantic region. PREIT is headquartered in Philadelphia, Pennsylvania. The Company’s website can be found at www.preit.com. PREIT is publicly traded on the NYSE under the symbol PEI.

This press release contains certain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations, beliefs, projections, future plans, strategies, anticipated events, trends and other matters that are not historical facts. These forward-looking statements reflect PREIT’s current views about future events and are subject to risks, uncertainties and changes in circumstances that might cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. More specifically, PREIT’s business might be affected by uncertainties affecting real

PREIT Announces Quarterly Dividend

February 12, 2009

estate businesses generally as well as the following, among other factors: general economic, financial and political conditions, including credit market conditions, changes in interest rates or the possibility of war or terrorist attacks; changes in local market conditions or other competitive or retail industry factors in the regions where our properties are concentrated; PREIT’s ability to maintain and increase property occupancy and rental rates, and risks relating to development or redevelopment activities, including construction, obtaining entitlements and managing multiple projects simultaneously. Investors are also directed to consider the risks and uncertainties discussed in documents PREIT has filed with the Securities and Exchange Commission and, in particular, PREIT’s Annual Report on Form 10-K for the year ended December 31, 2007. PREIT does not intend to update or revise any forward-looking statements to reflect new information, future events or otherwise.

** Additional information about PREIT is available on www.preit.com **

# # #